Exhibit 99.2
SANUWAVE HEALTH, INC.
CONFERENCE CALL TO DISCUSS SECOND QUARTER 2012 FINANCIAL RESULTS
Thursday, August 9, 2012
11:00 a.m. Eastern Time

[Management’s prepared remarks]

Operator

Welcome to the SANUWAVE Health, Inc. second quarter 2012 financial results conference call.  At this time, all participants are in listen only mode.  Following management’s prepared remarks we’ll hold a Q&A session.  To ask a question please press star followed by one on your touchtone phone.

If anyone has difficulty hearing the conference please press star zero for operator assistance.  As a reminder, this conference is being recorded.  I would now like to turn the conference over to Barry Jenkins, please go ahead.

Barry Jenkins

Good morning, this is Barry Jenkins, Chief Financial Officer with SANUWAVE.  Thank you all for participating in today’s call.

Joining me this morning is Chris Cashman, SANUWAVE’s President and Chief Executive Officer.

Yesterday afternoon, SANUWAVE announced the second quarter of 2012 financial results and provided a business update.  If you have not received this news release or would like to be added to the Company’s distribution list, please call SANUWAVE at (678) 578-0103 or go to the Investor Relations section of the Company's website at www.sanuwave.com

Before we begin, I would like to caution that comments made during this conference call by management will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of SANUWAVE.

I encourage you to review the Company’s filings with the Securities and Exchange Commission including, without limitation, our Forms 10-K and 10-Q, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, August 9, 2012.  SANUWAVE undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

With that said, I would like to turn the call over to Chris Cashman.

Chris Cashman

Good morning everyone, and thank you for joining us.

We are pleased to report solid revenue growth in the quarter combined with a substantial reduction in operating expenses and cash burn.  We continue to successfully execute our business strategy to increase PACE® technology sales to international distributors, and to target countries where widespread clinical adoption and procedural reimbursement hold the greatest potential.

We also progressed toward initiation of patient enrollment in our Investigational Device Exemption (IDE) Supplement for an additional clinical trial utilizing our dermaPACE® device in the treatment of diabetic foot ulcers.  The U.S. Food and Drug Administration (FDA) granted conditional approval for this clinical trial, and we can enroll patients once Institutional Review Board (IRB) approvals and appropriate funding to conduct the study are in place.  We believe the clinical trial could be completed and submitted in support of a Premarket Approval (PMA) application for dermaPACE in as early as 20 months from trial initiation, assuming the results meet the agreed upon statistical and clinical plan of success.  I’ll give more color on this clinical trial after we review the financial results of the quarter.

We continue to make every effort to lower our cash burn to the maximum extent possible, while making sure we do not affect the value of the business, our ability to raise funds or pursue strategic options, or our capability to start up and conduct our next dermaPACE study to treat diabetic foot ulcers.  We continue to work with Canaccord Genuity  and other specialized investment banking firms as well as with high net worth current and new potential investors with the expectation of completing a fund raise in the third quarter of this year.

I will now turn the call over to Barry Jenkins, our Chief Financial Officer, to discuss the highlights of the financial results for the quarter.

Barry Jenkins

For the second quarter we increased revenues while significantly reducing our expenses.

•	Revenues increased 28%, or $46,000, to $210,000 through increased sales of devices and refurbishment applicators through our European distributors.

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Total operating expenses decreased by 39%, or $922,000, to $1.5 million.  We recognized the full extent of cost saving measures implemented in the first quarter of 2012.  Our headcount has been reduced from 28 employees last year to 18 employees currently.  We also reduced expenses this year for clinical results analysis and clinical related expenses, as well as decreased consulting and legal expenses.

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Net loss for the quarter decreased by 60%, or $2.2 million, to $1.4 million from a $3.6 million loss last year.  The net loss this quarter was ($0.07) per share this year as compared with a net loss of ($0.17) per share last year. As you may recall, we recorded a non-cash loss from extinguishment of related party debt, which we exchanged for equity, of $1.3 million in April of last year.

Similar to the second quarter results, for the first half of the year we increased revenues while significantly reducing our expenses.

•	Revenues for the first half of the year increased by 8%, or $33,000, to $449,000 through increased sales of devices and refurbishment applicators through our European distributors.

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Total operating expenses for the first half of the year decreased by 26%, or $1.2 million, to $3.4 million, through the expense reductions I discussed earlier which we began in the first quarter of this year.

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Net loss for the first half of the year decreased by 43%, or $2.5 million, to $3.3 million as compared to a net loss of $5.8 million for last year.  The net loss was ($0.16) per share for the first half of 2012 as compared with a net loss of ($0.31) per share in 2011.

As of June 30, 2012, the Company had cash on hand of $1.4 million.

For the first half of the year, net cash used by operating activities was $2.5 million, which was one-half of the net cash used in the prior year’s first-half of $5.0 million. This decrease in the use of cash for operating activities was due to the reductions in headcount, operating expenses and clinical expenses discussed earlier.

We have reduced our monthly cash burn-rate from operations from $833,000 per month for the first half of 2011 to $417,000 per month in the first half of 2012.  We project our current cash burn-rate from operations is approximately $400,000 per month and will increase on average $100,000 per month over the next 20 months or so for the new clinical trial costs.

We continue to work with Canaccord Genuity and other specialized investment banking firms as well as with high net worth existing and potential investors with the expectation of completing a capital raise in the third quarter of 2012 so we can start our dermaPACE clinical work in the fourth quarter of 2012 and fund on-going operations.

Now, let me turn the call back to Chris Cashman for a business update.

Chris Cashman

The FDA’s conditional approval of the IDE Supplement is a highly positive development in the approval process of dermaPACE for the U.S. market.  The planned trial provides a scientifically robust, yet potentially more expeditious, pathway to validation of dermaPACE’s safety and efficacy and subsequent FDA approval.

New Supplemental Study

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We utilized Bayesian statistical principles in our trial design that takes into account the treatment success seen in the first pivotal trial and results in the need for much fewer patients to achieve study success.

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Bayesian designs are supported by the FDA where there is strong prior evidence that can be incorporated into the clinical study design. By incorporating the prior positive information regarding complete wound closure after one treatment cycle into the design of the additional study, substantially fewer patients should be required than would otherwise be the case.  I want to emphasize, this is not a restart and whole new study design. If it were, we would be enrolling 300-400 patients.

•	This clinical trial plan incorporates the same trial design with the same primary efficacy endpoint of complete wound closure at 12 weeks as was utilized in the recently completed pivotal trial.

•	We expect to enroll 90 patients over 12 to 14 months.

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Similar to the previous trial, four (4) dermaPACE procedures will be administered during the first two weeks following subject enrollment. However, what is new is up to four (4) additional dermaPACE procedures will now be delivered bi-weekly, with one treatment at each of weeks 4,6,8 and 10, which we believe will increase the between-group difference in complete wound closure in favor of dermaPACE and will improve upon what we  observed in the first clinical trial.

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These treatment boosts are designed to accelerate the incident of complete wound closure at 12 weeks because the frequency of additional procedures every two weeks maintains the optimized level of biologic activation and subsequent up-regulation of growth factors and other angiogenic factors.

•	There is preclinical and clinical research knowledge which we have gained over the past few years that support this exact approach.

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So, for many of the 29 dermaPACE patients in the previous clinical trial whose wounds healed >90% by week 12, but were not fully closed, we would expect a meaningful # of them to become fully closed by week 12 due to these additional treatments. Those 29 ulcers had a median closure of 99%, so we believe more frequent and on going booster treatments will help the ulcers heal faster to complete closure by the 12 week objective.

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Additionally, the study design of the dermaPACE IDE supplement allows for controlled interim monitoring of the data by an independent Data Monitoring Committee (DMC) to determine whether study success has been achieved.  A positive development through our ongoing dialogue with the FDA is that the controlled interim monitoring plan now includes a provision for DMC reviews of the data prior to complete enrollment of the first 90 subjects.  This provision has been established to monitor the progress of the clinical trial and ensure its alignment with our statistical plan.  It will also allow us to increase the sample size should additional subjects be needed to demonstrate study success, or stop the clinical trial if success is deemed unattainable, thereby preserving capital.  The benefit to the Company is risk mitigation early in the clinical trial and a potentially expedited pathway to dermaPACE approval.

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We believe the trial could be completed and submitted in support of a Premarket Approval (PMA) application for dermaPACE in as early as 20 months from trial initiation. We’ve already identified clinical study sites and are in the process of qualifying and contracting with them for participation.  Patient enrollment is expected to begin once Institutional Review Board (IRB) approvals and appropriate funding to conduct the study are in place.

It is also important to remember at this stage that PACE is a platform technology. During the last quarter we made important announcements about preclinical work in the areas of osteoarthritis, stem cell generation and bone formation, and tissue conditioning and blood flow improvement in skin flap survival. We believe our follow-on opportunities, not only in wound care but also for orthopedics, plastic /aesthetics and cardiac conditions are vast.  We also believe there are opportunities to partner or license some of these potential uses.

dermaPACE and diabetic foot ulcers are the first indication in our tissue regeneration focus and we believe it is conservatively a $2B+ market opportunity in the U.S. alone. With this supplemental trial, I believe we are now very close with achieving approval and moving to commercialization if all goes as planned and expected.

I will now open up the call for your questions.  Operator…

Operator

Q&A.

I will now turn the call back to Mr. Chris Cashman for closing remarks.

Chris Cashman

Our focus for now remains singular, which is to achieve FDA approval as soon as possible in order to make dermaPACE available to the millions of U.S. patients who suffer from debilitating, diabetic foot ulcers. There are almost 3 million diabetic ulcers and approximately 70,000 amputations annually. When approved, we believe dermaPACE has the right value proposition for the doctor, the patient and the healthcare system at large to be well received and very successful.

I want to thank you for joining the call this morning and have a good day.